EXHIBIT 99.1




CNA Center  Chicago  IL  60685-0001

[Date]

Private and Confidential

{Name}
{Address}
{Address}


Re:   Grant of 2006-2008 Cash Long-Term Incentive Award
      -------------------------------------------------

CNA Financial Corporation (the "Company") has granted you a long-term incentive cash award (the "Long-Term Incentive Award") under the CNA Financial Corporation 2000 Incentive Compensation Plan (the "Plan") for the performance period beginning January 1, 2006 and ending December 31, 2008 (the "Performance Period"). The Long-Term Incentive Award generally provides that you will be eligible for an award based on the achievement of the predetermined levels of the Company's net operating income ("NOI"). The NOI target goal and a range for minimum and maximum performance levels will be set annually for each year within the relevant performance cycles. At the end of each year NOI results will be determined and Long-Term Incentive Award payouts (if any) will be accrued. No interest will be applied to the accruals.

For each year within the performance cycle of the target award percentage will be applied to your year-end base salary. Your target award for 2006-2008 Performance Period is __%. ("target bonus"). For the calendar year 2006, NOI goals and Long-Term Incentive Award attainment will be determined according to the following schedule.

-------------------------------------------------------------------------------

  2006 Net Operating Income Goal       Percent of Long-Term Incentive Award
                                                 Target Attainment
-------------------------------------------------------------------------------
              $___M                                   __%
-------------------------------------------------------------------------------
              $___M                                   __%
-------------------------------------------------------------------------------
              $___M                                  ___%
-------------------------------------------------------------------------------
              $___M                                  ___%
-------------------------------------------------------------------------------
              $___M                                  ___%
-------------------------------------------------------------------------------

Awards will be determined by interpolating between minimum and maximum target attainment schedule.

At the end of the Performance Period, the Incentive Compensation Committee of the Company's Board of Directors ("Committee") that administers the Plan will determine the performance level achieved for the period, and the amount distributable to you for your award under the terms of the Plan.
This letter provides a summary of your Long-Term Incentive Award. This Long-Term Incentive Award is subject to the Long-Term Incentive Award terms (the "Award Terms") enclosed with this letter. (In the attached Award Terms, you are referred to as the "Participant.") This Award Letter shall be subject to the Award Terms, and the

Award Terms shall be subject to the provisions of the Plan. If discrepancies arise between this Award Letter and the Award Terms, the Award Terms will govern, and if discrepancies arise between the Award Terms and the Plan, the terms of the Plan will govern. Note that the Award Terms impose certain restrictions on your Long-Term Incentive Award, and provide that the Committee has the authority to reduce the amount of the Long-Term Incentive Award otherwise payable to you or cancel the Long-Term Incentive Award otherwise payable to you entirely, all in its discretion as it determines necessary or appropriate.

Sincerely,